                                                                    EXHIBIT 12.1

                             AMKOR TECHNOLOGY, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (IN THOUSANDS EXCEPT RATIO DATA)

                                                                               YEAR ENDED DECEMBER 31,
                                                      ---------------------------------------------------------------------
                                                         1999          2000        2001              2002           2003
                                                      ----------    ----------  -----------      ------------     ---------
Earnings
   Income (loss) before income taxes, equity in
     income  (loss) of investees, minority
     interest and discontinued operations..........   $   87,494    $  173,154  $  (438,498)     $   (564,309)    $ (45,303)

   Interest expense................................       61,803       127,027      138,629           143,441       138,775

   Amortization of debt issuance costs.............        3,466         7,013       22,321             8,251         7,428

   Interest portion of rent........................        3,481         4,567        7,282             4,995         5,463

   Less (earnings) loss of affiliates..............        2,622            --           --                --            --
                                                      ----------    ----------  -----------      ------------     ---------
                                                      $  158,866    $  311,761  $  (270,266)     $   (407,622)    $ 106,363
                                                      ==========    ==========  ===========      ============     =========
Fixed Charges
   Interest expense................................   $   61,803    $  127,027  $   138,629      $    143,441     $ 138,775

   Amortization of debt issuance costs.............        3,466         7,013       22,321             8,251         7,428

   Interest portion of rent........................        3,481         4,567        7,282             4,995         5,463
                                                      ----------    ----------  -----------      ------------     ---------
                                                      $   68,750    $  138,607  $   168,232      $    156,687     $ 151,666
                                                      ==========    ==========  ===========      ============     =========
Ratio of earnings to fixed charges                           2.3x          2.2x          --x (1)           --x (1)       --x (1)
                                                      ==========    ==========  ===========      ============     =========

(1) The ratio of earnings to fixed charges was less than 1:1 for 2003. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $45.3 million of earnings in 2003. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2002. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $564.3 million of earnings in the year ended December 31, 2002. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2001. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $438.5 million of earnings in the year ended December 31, 2001.

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